Exhibit 3.23

FROM CT WILMINGTON - 302_655_4236        GROUP 6        (TUE) 4. 6’04 23:01/ST. 23:00/NO. 4260103013 P    2

State of Delaware Secretary of State Division of Corporations Delivered 10:58 PM 04/06/2004 FILED 10:46 PM 04/06/2004 SRV 040254343 - 3786999 FILE

CERTIFICATE OF FORMATION

OF

BRESNAN DIGITAL SERVICES, LLC

ARTICLE I.

The name of the limited liability company is Bresnan Digital Services, LLC (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 6th day of April, 2004.

/s/ Katherine E. Duplay
Katherine E. Duplay, Sole Organizer

3216219_1.DOC

State of Delaware Secretary of State Division of Corporations Delivered 01:34 PM 01/11/2011 FILED 01:30 PM 01/11/2011 SRV 110032212 - 3786999 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Bresnan Digital Services, LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company

By:	/s/ Victoria D. Salhus
Authorized Person

Name:	VICTORIA D. SALHUS
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